Exhibit 10.1

Lease Contract (Translation)

Between

Svend Møller Hansen Ejendomme ApS

Skivevej 61

9500 Hobro

Reg.no. 32 32 40 61

(the Lessor)

and

Liqtech Systems A/S

Benshøj Industrivej 24

9500 Hobro

Reg.no. 32 56 23 02

(the Lessee)

1.	Location of the leased premises

1.1.	The lease includes commercial premises and the lease of outside land located at Benshøj Industrivej 24, Sdr. Onsild, DK-9500 Hobro, mat.no. 12-n, Sdr. Onsild, totalling 14,112 squaremeters (sqm.).

The lease includes both previously rented premises and newly constructed premises/extension.

2.	The interior design and size of the leased premises

2.1.	The lessee is familiar with part of the lease, as the lessee has used the lease as a lessee since September 1, 2015.

In addition, a new building of 2,152 sqm. furnished according to instructions from the lessee is included in the lease contract.

The said areas in section 2.2 comprises the total lease.

2.2.	The extension and alteration of the existing building's layout and accommodation is described in the document "Building description" dated April 26, 2019. The document is attached as Annex 1.

Excisting building	1,800 sqm.
Extension	2,152 sqm.
Separate warehouse	300 sqm.
Total	4,252 sqm.

The layout of the buildings is shown in the drawing for project no. 181201 (attached as annex 2). The layout for the separate warehouse is attached as annex 3 in a separate drawing.

The lessor refurbishes the bathroom and kitchen for DKK 143,000, and the amount is included in the calculation of the rent expense.

The lessor renovates gates in the existing building by separate agreement, and the lessee pays for this separately with DKK 83,000.

In the separate warehouse, lessee pays DKK 49,500 separately for floors to be changed to concrete instead of asphalt.

3.	Use of the leased premises

3.1.

The leased premises must be used by the lessee for production, workshop, warehouse, administration and thus related business and may not be used without the lessor's prior written consent to any other purpose.

3.2.	The lessor is responsible that the leased premises can be used for the specified business listed in clause. 3.1.

The lessee is responsible for the actual use of the rented property in accordance with legislation, other public statutes or regulations, and the easements registered on the property.

3.3.	The use of the leased premises must not cause any nuisance by smell, noise, vibration or the like for the neighbors of the property.

3.4.

During the lease period, the lessee must handle the leased premises properly. Lessee is required to replace any damage caused by neglect to the leased premises or to the building, to the lessor’s staff or other persons that the lessee has granted access to the property or the leased premises. The lessee is responsible for damages caused to the property in connection with the lessee's business, even though the lessee may not have acted irresponsibly.

4.	Commencement and termination of the lease

4.1.

The prior lease began on December 1, 2018 and it is expected that the extension will be ready for use in November 2019, after which the total lease will continue until it is terminated by one of the parties with 6 months written notice at the end of the month. The lease contract is non-terminable by the lessee for 15 years from start of the usage of the extension, expected from December 1, 2019 until the end of December 2034, and from the lessor’s side non-terminable for 15 years until the end of December 2034.

4.2.

When termination is made or if the lessee must be vacated the leased premises for any other reason, the lessee is required to give access to the leased premises on weekdays between 08:00AM and 06:00PM. The same applies if the property or lease is intended to be sold.

4.3.

The lessor must notify the lessee of the time for inspection and/or presentation in accordance with this 4.2 at the latest on the day before this is due. The lessee is obliged to provide an address no later than 8 days before moving out to which notices under this provision can be forwarded.

4.4.

The lessee agrees that the lease is not covered by section 62 of the Commercial Rent Act, and that the lessee in no case may claim damages or reimbursement under sections 66 and 67 of the Commercial Rent Act.

5.	Taking possession of and surrendering the leased premises

5.1.

The leased premises are taken over in good and well-maintained condition as inspected and approved by the lessee without defects of any kind and with all installations in good and usable condition, as lessee have used the lease since September 1, 2015, as a sub lessee. Restoration has been done in agreement between the lessor and the lessee.

The extension is being taken over in a newly erected condition.

5.2.

At the end of the lease, the leased premises must be handed in neatly and cleanly and in the same condition as at the start of the lease period, i.e. in good and well-maintained condition without any defects of any kind and with all installations in good and usable condition. Normal wear and tear are accepted by the lessor.

5.3.

If the leased premises are not delivered in the agreed position at 12:00AM on the day of departure, the lessee is obliged to pay rent and other benefits under this contract during the renovation period, until the lease is brought in the agreed condition.

5.4.

Restoration work performed by the lessee's initiative may only be carried out by VAT-registered, trained and skilled craftsmen. If the lease is not put in the agreed condition at 12:00AM on the day of departure, the necessary measures are taken to bring the leased premises in agreed condition at the lessor's request at the lessee's expense.

6.	Lessors changes and alterations to the leased premises

6.1.

The lessor has the right to make minor changes to the leased premises and changes to the property in accordance with the conditions in force at the time of the entering of this contract based on the rules in the law on the lease of commercial premises etc., by prior agreement with the lessee.

6.2.

Furthermore, the lessor is obliged to carry out such alterations and extensions of the building as conditional upon the development of the lessee's business by agreement with the lessee and against an agreed increase in the rent in advance according to an approved project by one or both parties.

7.	Lessors right to make changes to the leased premises

7.1.

Lessee has the right to make structural changes to the leased premises, including redevelopments and installations in accordance with those rules in force in the Act on the lease of commercial premises at the time of signing this contract.

7.2.

Changes of the building’s character must in all cases meet the requirements of the authorities. It is the lessee's responsibility to obtain all necessary permits and to fulfill any authority requirements. Lessee is obliged to keep the lessor informed immediately and on an ongoing basis of the course of the administrative process and submit a copy of the application, permit, etc.

8.	Amount of the rent and adjustment

8.1.

The annual rent is agreed at DKK 2,073,300.00 excl. VAT and is paid quarterly in advance with DKK 518,325.00. First quarterly rent is paid when commissioning of the extension and completion of the warehouse which is expected January 1, 2020. The initial rental charge will be proportional to the quarterly change.

From December 1, 2018 until commissioning of the extension, expected December 1, 2019, a monthly rent is payable in advance with DKK 62,750.00. Thereafter, rent is paid in advance until commissioning of the warehouse with DKK 165,275.00.

Lessee pays separately for agreed improvements in the existing building and the floor in the warehouse, which is defined in clause 2.2.

8.2.

Once a year on January 1st, the first time on January 1st, 2021, the rental amount ruling as per December 31 the year before is adjusted in accordance with the increase in the net price index. The adjustment is calculated in accordance with the increase in the said index for October 2 years before to the index for October year before.

8.3.

The increased annual rent is calculated according to the following principle: Annual rent per December 31, 2020 x Net price index October 2020 / Net price index October 2019 = Annual rent per January 1, 2021

8.4.

If the index adjustment is made impossible either by annulment of the calculation based on the index number or other related legislation, the rent is increased instead in accordance with the increase in another existing or new equivalent index. If none exists, rent adjustment is calculated according to existing principles based as closely as possible.

8.5.

Notwithstanding the above-mentioned rent regulation, both parties are also entitled to demand recalculation of the rent in force at any time in accordance with that applicable law at the time of the creation of this contract, including the law on leasing of commercial premises etc., Section 13. The index adjustment is then made by the regulated rent.

8.6.

A rent increase, as a result of the increase in property taxes and duties, including a cover charge, is based on resting taxes and fees and distributed according to the rent in effect at the time of notification, however so that any cover charge is distributed only on the leases used for the cover charge business.

9.	Lessee’s right of purchase

9.1.

The lessee has a pre-emptive purchase right to the property if the lessor wishes to dispose of the property. Lessee must within two weeks of receipt of a documented purchase offer notify whether lessee wants to make use of the right of pre-emption. The right of pre-emption cannot be invoked by trade within the Møller Hansen family or between companies controlled by the family.

10.	Electricity, heating, water, charges and insurance

10.1.

All expenses for supplying the leased premises with electricity, incl. charges and any meter rent, is paid by the lessee directly to the utility company according to separate meter. Lessee is obliged to be allowed registering with the utility company as an independent user.

10.2.

All expenses for supplying the leased premises with heat and hot water, incl. charges and any meter rent, is paid by the lessee directly to the utility company according to separate meter. Lessee is obliged to register with the utility company as an independent user.

10.3.

All expenses for supplying the leased premises with cold water, incl. charges and any meter rent, is paid by the lessee directly to the utility company according to separate meter. Lessee is required to register with the utility company as an independent user.

10.4.

In addition to the rent stated in paragraph 8, the lessee pays increases in property tax and property insurance based on prices ruling at January 1, 2019. The lessor only holds building insurance for the buildings, and the lessee insures own property, raw material and finished goods.

11.	Maintenance

11.1.	Any internal maintenance of the leased premises, including necessary renewal, are the bearings of the lessee such that the leased premises are kept in good and proper maintenance condition.

11.2.

Lessee's maintenance obligation includes, among other things, renovation and/or necessary renewal of paint, wallpaper/wall coverings, exterior doors and gates, flooring, floor coverings, installations of any kind, including heating, ventilation, any air conditioning, extraction, lifts and elevators, interior building parts including locks, keys, doors, door handles, door pumps, panes, fittings, cisterns, taps, washbasins and seats, water locks, hot and cold water installations, including cleaning of drains, electrical installations, including contacts and switches, fixtures and light sources of all kinds, as well as home appliances. Home appliances are provided by lessee.

11.3.	The outside maintenance is otherwise incumbent on the lessor, except for damage caused by the lessee, his staff or other persons staying on the property with the lessee's permission.

11.4.	The lessor is entitled - at any time - to inspect the leased property to ascertain whether the maintenance obligation is fulfilled.

11.5.

The lessee is obliged to immediately carry out such maintenance work etc. as the lessor rightly requires for the maintenance obligation to be fulfilled. If the lessee without any reason, at the written request for this, has not performed maintenance or repair work incumbent upon him, the lessor is entitled to have the works in question performed at lessee's expense.

12.	Cleaning and renovation

12.1.

Cleaning of the leased premises is the responsibility of the lessee, who must always ensure that the leased premises is neat and tidy. The lessee is also obliged to maintain the property's outdoor areas such as cleaning, snow removal, mowing, weed control, etc.

12.2.

The lessee's renovation needs are met by the lessee's own measure and the lessee holds all expenses thereof. Packaging and the like must not be left outside of the leased premises, including at access areas. If such effects are stacked up or similar, lessor is entitled to remove these at the lessee's expense.

13.	Security deposit

13.1.

To ensure the lessee's fulfillment of all obligations under this contract, including payments under any separate accounts and liabilities with relocation, the lessee pays a deposit of DKK 991,650.00 excl. VAT, equivalent to 6 months of commencement rent. The lessee has paid DKK 375,420 on existing leases. Deposit is charged and due for payment upon signature of lease contract and prior to start of the construction of the extension.

The lessor may at any time require the deposit paid to be regulated, so it always constitutes an amount equal to 6 month’s rent.

13.2.	Deposit is not interest-bearing to tenant.

13.3.

Liqtech International A/S, reg.no. 25 12 10 31 accepts this lease contract as a guarantor and guarantees fulfillment of all obligations under the lease, hereunder for payment of all overdue benefits under the lease contract, including duties if presented to the lessor.

14.	VAT

14.1.	This property is voluntary VAT registered and all services according to the present contract is subject to VAT.

14.2.	VAT is a compulsory payment in the rental relationship and is paid at the same time as the rent according to the contract.

15.	Signage

15.1.	The lessee is entitled to place such signs, light commercials and flagpoles as are natural for corporate profiling.

Signage in addition must be approved by the landlord.

The lessee bears full responsibility for the said signage and that any radio and television antennas comply with government requirements and orders for the area.

15.2.

If such consent is obtained, the lessee must himself ensure that the placement is also in accordance with the property deeds and public authorities, just as the lessee himself must obtain the necessary consent from any owner association and bear any costs associated with the installation of such items.

15.3.	Upon relocation, the lessee must remove such installation and any trace thereafter, if the landlord requires this.

16.	Sublease

16.1.	Subletting to a third party can only be done by prior written agreement with the lessor. Sublease to a Group company can be done with information to the lessor.

17.	Surrender and re-entry

17.1.	Lessee has the right to relinquish and re-enter the lease in accordance with the applicable rules in the law on leasing of business premises clause 55.

18.	Land registration

18.1.

The Lessee may, by its own action, have its copy of the Lease Agreement registered as the Lease Agreement complies with existing and future mortgages and easements and possible parcellation of the property and/or division into owner-occupied apartments.

18.2.	If the lessee has declared the lease contract, the lessee is obliged to cancel this by the lessee's relocation.

19.	General conditions

19.1.	Unless otherwise agreed or following from this Agreement, the provisions of the Danish Business Lease Act in force on the date of the Agreement apply.

19.2.	All agreements that amend or supplement this contract must be in writing in order to be binding.

20.	Cost of agreement

20.1.	Each party pays the costs of its own advisers.

Date:

As lessor:	As lessee:
Svend Møller Hansen Ejendomme ApS	Liqtech Systems A/S

/s/ Svend Møller Hansen	/s/ Sune Mathiesen /s/ Claus Toftegård

Svend Møller Hansen	Sune Mathiesen Claus Toftegård

The undersigned Liqtech International A/S, reg.no 25 12 10 31 hereby declares as self-insured guarantor that we are responsible for payment and fulfillment of every obligation that Liqtech Systems A/S, reg.no. 32 56 23 02 now or later should have towards Svend Møller Hansen Ejendomme ApS, in connection with obligations, which has arisen in connection with this lease.

We are therefore aware that we will immediately pay off Svend Møller Hansen Ejendomme ApS's receivable, which we have undertaken to guarantee if Liqtech Systems A/S does not fulfill its obligations.

Payment must be made according to the signed contract.

The amount due must be paid within 10 working days of receipt unless the guarantor has brought a lawsuit on this before.

Litigation regarding this bail is brought before the court in Aalborg.

Place and Date

As a self-guarantor:

Liqtech International A/S

/s/ Sune Mathiesen	/s/ Claus Toftegård
Sune Mathiesen	Claus Toftegård